UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2025

Surrozen, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39635	30-1374889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

171 Oyster Point Blvd Suite 400
South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: +1 (650) 489-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SRZN	The Nasdaq Capital Market
Redeemable warrants, each whole warrant exercisable for one-fifteenth of a share of Common Stock	SRZNW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

On October 14, 2025, Surrozen, Inc. (the “Company”) received notice from TCGFB, Inc. (“TCGFB”) that TCGFB has elected to terminate the Collaboration Agreement (the “Collaboration Agreement”) between TCGFB and the Company, dated October 31, 2024. TCGFB exercised its right to terminate the Collaboration Agreement for convenience and neither TCGFB nor the Company will incur any termination penalties. The termination will be effective as of November 13, 2025.

Under the terms of the Collaboration Agreement, the Company provided antibody discovery services. TCGFB owned all TGF-β product related intellectual property. In exchange for the Company’s research services, TCGFB agreed to pay the Company up to $6.0 million in the aggregate, plus any third-party costs, and issued the Company a warrant exercisable for up to 3.4 million shares of TCGFB common stock at an exercise price of $0.0001 per share based on certain vesting conditions. TCGFB was founded by The Column Group and the Collaboration Agreement constituted a related party transaction because entities affiliated with The Column Group hold more than 5% of the Company’s common stock and Dr. Kutzkey, a member of the Company’s board of directors, serves as Managing Partner of The Column Group.

The foregoing summary of the terms of the Collaboration Agreement is qualified in its entirety by reference to the Collaboration Agreement, which was filed as Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURROZEN, INC.

Date:	October 17, 2025	By:	/s/ Charles Williams
Name: Charles Williams Title: Chief Financial Officer, Chief Operating Officer and Corporate Secretary